EXHIBIT 23.2

CONSENT OF HEIN & ASSOCIATES, LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 dated August 19, 2004) and related Prospectus of Toreador Resources Corporation for the registration of 2,924,033 shares of its common stock and to the incorporation by reference therein of our report dated March 11, 2004, with respect to the consolidated financial statements of Toreador Resources Corporation at December 31, 2003 included in its Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ HEIN & ASSOCIATES, L.L.P.
HEIN & ASSOCIATES, L.L.P.

Dallas, Texas
August 19, 2004